Exhibit 10.19

INTERNATIONAL GAME TECHNOLOGY

EXECUTIVE SHARE OWNERSHIP GUIDELINES

Effective Date:  September 30, 2012

The Board of Directors (the “Board”) of International Game Technology, a Nevada corporation (the “Company”), believes that the Covered Officers (as defined below) should own and hold Company common stock to further align their interests with the interests of the Company’s stockholders.  Accordingly, the Board has adopted these Share Ownership Guidelines (the “Guidelines”) for the Covered Officers.

Covered Officers

The Guidelines apply to the Company’s Chief Executive Officer (the “CEO”), any officer who is determined by the Board to be an “officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”), and any officer (other than a Section 16 Officer) of the Company who reports directly to the CEO (a “Direct Report” and the Direct Reports, together with the CEO and the Section 16 Officers, the “Covered Officers”).

Target Ownership

A Covered Officer should acquire and maintain, for as long as he or she remains a Covered Officer following the applicable time set forth below, shares of Company common stock that have a fair market value equal to at least the applicable target level (expressed as a multiple of the Covered Officer’s base salary as in effect from time from time) determined as follows:

Ownership Target
Position	as a Multiple of Base Salary

CEO	6.0 x
Section 16 Officer	2.0 x
Direct Report	1.0 x

For purposes of the Guidelines, the following sources of Company common stock ownership will be taken into account:

•
vested shares beneficially owned by a Covered Officer (regardless of whether the Covered Officer acquired the shares on the market, through an equity award plan of the Company, or otherwise), including shares owned by the Covered Officer outright, shares held in or attributable to the Covered Officer’s Company stock fund account under the Company’s Profit Sharing Plan, and shares held in trust for the benefit of the Covered Officer or his or her family members; and

•	fifty percent (50%) of the intrinsic value of vested and unexercised Company stock options held by the Covered Officer.

For purposes of clarity, shares covered by unvested restricted stock or unvested restricted stock unit awards, as well as shares covered by stock options (other than fifty percent (50%) of the intrinsic value of vested and unexercised Company stock options as noted above), will not be taken into account for purposes of the Guidelines.

A Covered Officer is expected to satisfy the applicable level of Company stock ownership by the later of (1) four years after the date he or she first becomes a Covered Officer, or (2) September 30, 2016 (four years after the effective date of the Guidelines).  If the applicable level of stock ownership changes as a result of a change in the Covered Officer's base salary or position, a Covered Officer need not satisfy any increased level of ownership resulting from the change until two (2) years after the change in base salary or position is effective.  If a Covered Officer satisfies the applicable level of stock ownership and then a change in stock price causes the Covered Officer’s level of stock ownership to fall below the applicable level, the Covered Officer will be expected to again meet the applicable level of stock ownership within one year after the change in stock price.  The Board or the Compensation Committee of the Board in its discretion may extend the period of time for attainment of such ownership levels and may amend the Guidelines from time to time.